Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q2 2017 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: NOVEMBER 03, 2016 / 09:00PM GMT

OVERVIEW:
CSC reported 2Q17 non-GAAP income from continuing operations before taxes of $102m, or $0.61 per share. Co. expects FY17 revenue to be up in low-double-digits in constant-currency. FY17 non-GAAP EPS from continuing operations is expected to be $2.75-3.00.

NOVEMBER 03, 2016 / 09:00PM GMT, CSC - Q2 2017 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
Neil De Silva CSC - Head of GM&A and IR
Mike Lawrie CSC - Chairman and CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
Darrin Peller Barclays Capital - Analyst
James Friedman Susquehanna Financial Group - Analyst
Steve Schneiderman BMO Capital Markets - Analyst
Brian Essex Morgan Stanley - Analyst
James Schneider Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, and welcome to the CSC second-quarter 2017 earnings conference call. As a reminder, today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Neil De Silva. Please go ahead.

Neil De Silva - CSC - Head of GM&A and IR

Thanks very much. Thank you everyone, and good afternoon. I'm pleased you've joined us for CSC's second-quarter 2017 earnings call and webcast. I'm Neil De Silva, the Head of M&A and IR at CSC.
Our speakers today on today's call will be Mike Lawrie, our Chairman and Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, the call is being Webcast at CSC.com/investorrelations, and we have posted some slides to our website, which will accompany our discussion today.
On the slides, on slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-Q, and other SEC filings.
Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures, and certain further adjustments to these measures, which we believe provide useful information to our investors. In accordance with SEC rules, we've provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. (technical difficulty)

Operator

(Operator Instructions)
Mr. De Silva, your line is open.

Neil De Silva - CSC - Head of GM&A and IR

Thanks very much. Apologies. We became disconnected.
As I was saying around our slide deck, if you look at slide 3, which informs our participants that CSC's presentation will include certain non-GAAP financial measures, and certain further adjustments to these measures, which we believe provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their most respective and most directly-comparable GAAP measures.
These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the investor relations section of our website.

I would like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except of course, as required by law. Lastly, I would like to remind those listening that this call is focused on our second-quarter results, rather than our merger filings.
As many on the call are aware, Paul spoke this morning on a conference call regarding Everett SpinCo's SEC filings related to our merger with the HPE Enterprise Services business. Over the course of the day, we have received significant investor interest and clarifying questions on these filings. We are therefore going to host a follow-up Q&A call with Paul, immediately after this one, to go further into the filings.
That call will start at 6:30 PM this evening, and you can find the dial-in information on the Investor Relations section of our website. As such, I will thank those who submit questions on this call to please keep them focused on our second quarter. And now, I would like to introduce CSC's Chairman and CEO, Mike Lawrie.

Mike Lawrie - CSC - Chairman and CEO

Neil, thank you. Thanks everyone, for joining us this afternoon. As is always my practice, I've got four or five key points here. I will go into a little more detail on those, and then turn it over to Paul, and then be happy to respond to any questions.
So the first point here is our second-quarter non-GAAP EPS from continuing operations was $0.61, or normalizing for a 20% tax rate would have been $0.53. Our commercial profit margin in the second quarter was up 80 basis points sequentially, and year over year, our margin was down 80 basis points, reflecting the continued investment we're making in key growth areas such as our next-gen BPS platform. In the second quarter, we generated adjusted free cash flow of $75 million.
Second point, revenue in the second quarter was up more than 10% year-over-year in constant currency, inclusive of our acquisitions of Xchanging and UXC. Sequentially revenue was down, in line with the typical seasonality we experienced in the second quarter, and we had a book-to-bill of 1.3X for the quarter.
Third point, we're continuing to develop our strengths in next-generation technologies. In the second quarter, our next-gen revenues nearly doubled year-over-year in constant currency, and our next-gen book-to-bill was 0.9X. Today, we're building on our momentum with the announcement of a global alliance with PwC, which brings together their global leadership in business consulting, with our global technology services, to deliver end-to-end digital transformation services to new and existing clients.
Fourth, we continue to make progress on our plan to merge CSC with Enterprise Services business of Hewlett-Packard Enterprise. We're engaged in pre-integration planning with HPES. We have filed our SEC filings related to the merger, to coincide with HPES's filings, and have made regulatory headway.
We remain on track to close the merger on or about April 1, 2017. Finally, for FY17, we continue to target revenue to be up in low double digits in constant currency and our FY17 target for non-GAAP EPS from continuing operations remains $2.75 to $3, and our adjusted free cash flow is unchanged at 100% plus of adjusted net income.
So let me now just go into a little more detail on each of those. As I said, our second quarter non-GAAP EPS from continuing operations was $0.61, including the impact of a stronger US dollar, and the impact of IFRS to US GAAP conversion in our acquisitions. These two factors together cost us about $0.08 of EPS.
Separately, our EPS reflected the benefits of our tax planning initiatives in the second quarter. Normalizing for our full year tax rate of 20%, second quarter EPS would have been $0.53. Adjusted free cash flow for the quarter was $75 million, and in the second quarter, commercial profit margin was 9.1%, which was up 80 basis points sequentially.
Year over year, our margin was down 80 basis points, which is consistent with our ongoing investments in key areas such as BPS and next-gen. I'll talk a little bit more about that in a few moments. As we execute on our planned merger with Hewlett Packard Enterprise Services on April 1, 2017, we continue to execute on our existing revenue and margin road map for CSC.
In the past quarter, we continued to develop and grow our next-gen solutions, while managing and mitigating the decline of our legacy business. Our ongoing next-generation revenue growth and bookings reflect our leadership and success in critical growth market segments, such as BPS. The ServiceNow ecosystem, population health management and our healthcare business, and managed services in capital markets.
We largely completed the integration of our acquisitions, Xchanging and UXC, which are performing as we had anticipated. The contribution of these acquisitions to our performance has resulted in positive year-on-year growth. Lastly, we continued to take actions to drive our margin initiative forward, including continuing to reengineer our delivery model, extending our leveraged offshore model to new business units, and beginning to adopt further automation, including robotics.
As I've discussed before, over the past several quarters, we have made an ongoing strategic investment into our Business Process Services, or BPS platform. In the second quarter, this incremental investment has continued to offset some of our margin improvement efforts, but has also produced good traction in the marketplace.
In the second quarter, as we have previously announced, we signed an agreement with MetLife, in which CSC will administer nearly 7 million policies. This win has established CSC as the largest provider of insurance BPS processing for life, annuities, and pensions in North America. We expect MetLife to go live in our third quarter.
We have continued to expand our BPS pipeline since our announcement of MetLife, as other insurance clients have expressed interest in leveraging CSC's differentiated combination of vertical expertise, intellectual property, and BPS infrastructure and know-how. We anticipate continued client momentum in our BPS segment, as we go forward.
A few comments on revenue. As I said, revenue was $1.9 billion in the second quarter, up more than 10% year-over-year in constant currency, inclusive of our UXC and Xchanging acquisitions. Sequentially, revenue was down less than 2% in constant currency, consistent with seasonal trends.
Global Business Services revenue was up more than 19% year over year in constant currency. In anticipation of our new global alliance with PwC, which I'll discuss in a moment, we've combined our consulting and apps businesses into a digital applications group. For the second quarter, digital applications was up 13% year-over-year in constant currency, and benefited from our acquisitions.
IS&S, or our Industry Software and Solutions segment, saw a 27% year-over-year growth in constant currency, which included the addition of Xchanging's global insurance business. In the second quarter, GBS's profit margin was 10.1%, essentially flat sequentially, and down approximately 200 basis points year over year. As I just discussed, GBS's operating margin reflected the incremental investments in our next-gen BPS platform.

Global Infrastructure Services revenue was up 1% year over year in constant currency, and we continue to take actions that focus on next-generation offerings, margins, and CapEx intensity, as we mitigate the headwinds facing the traditional IPO business. One example of this is Fixnetix, our managed service platform for capital markets clients, which we acquired in September of 2015.
Since acquisition, we've grown the Fixnetix pipeline by over 200%, as we continue to reposition GIS towards next-generation opportunities. In the second quarter, we leveraged our Fixnetix IP, to help us win a next-generation mandate with a leading Tier 1 investment bank. GIS profit margin was 7.9%, which was up 210 basis points sequentially and up 50 basis points year over year.
Total bookings for the Company in the second quarter were $2.5 billion, representing a book-to-bill of 1.3X. GBS bookings of $2 billion represented a book-to-bill of 1.9X, compared with 0.8X last year. And GIS bookings of $450 million represented a book-to-bill of 0.5X, compared to 0.8X last year.
As we've said on these calls, GIS bookings have historically been lumpy, and in the second quarter, after several key wins in previous quarters, we did see some delays in GIS purchase decisions. One of these was $150 million next-gen opportunity in the healthcare space, which we are now in final contract negotiations, that we expect to see in our second-half results. As we pursue transformational work in GIS, we're also continuing to expand our qualified pipeline of land and expand, or sub-$5 million deals, in part through our ongoing focus on Quick Start offerings.
As I discussed last quarter, Quick Starts are fixed offerings that allow us to simplify the buying experience for our clients, by accelerating the delivery of a bundle of core CSC services. Our CSC -- our GIS Quick Starts, including my MyWorkStyle, Virtual Desktop and Office 365, as well as cloud migration and storage-as-a-service are all live and are in the marketplace in front of all of our clients. CSC continues to develop our core next-gen capabilities and leverage our competitive advantages. We added more than 161 new logos in the second quarter, more than 60% of which came from outside the Americas.
Now let me just turn for a moment to our next-gen results. Revenue from next-generation offerings nearly doubled year over year in constant currency, and our next-gen book-to-bill was 0.9X. Before I speak on our global alliance with PwC, let me just touch briefly on a few recent next-gen highlights.
My MyWorkStyle, our next-generation virtualized desktop offering, saw its revenue in the second quarter up 70% year over year. Our next-gen network offering with our partner AT&T also continued its positive momentum in the second quarter, with revenue up nearly 70% year over year. Our storage-as-a-service revenue was up 35% year-over-year.
Also during the second quarter, CSC's healthcare and life sciences team delivered the first phase of a ServiceNow portal to a multi-national French pharmaceutical leader. This is an example of how we're bringing our offering and vertical expertise together to aid our clients on their journey from legacy environments to next-generation IT infrastructure and applications.
Now, as part of our commitment to delivering next-gen solutions, CSC is entering into a global alliance with PwC. PwC will be a critical partner to CSC, introducing our next-generation offerings into the C-suite at new and existing clients, who are embarking on digital transformations, and supplementing our team with PwC's strong advisory practice consultants.
In turn, CSC will bring its expertise in technology services to PwC's key vertical and geographic markets. Together, we've identified several opportunities for joint client pursuit, and we'll be proceeding quickly to operationalize this alliance in high-value segments of the market. As I mentioned earlier, with the advent of this new alliance with PwC, we'll be combining within CSC, our consulting and apps businesses, into a new digital applications group.
I'd like now to just give a brief update on our plan to merge with HPE Enterprise Services, and I know Paul hosted a call earlier today, and will later today on any additional questions anyone has on the filings. From a personal perspective, I just concluded a worldwide trip, meeting many of our clients and partners in Asia, Europe, India and Australia, and both CSC and HPES employees. And I've come away from this particular trip and experience really impressed with the strength of our talent, the similarities of our Company cultures, and the clear opportunities to serve our clients more effectively as a combined organization.
We continue to work closely with our counterparts at HPE ES on pre-integration planning across more than a dozen work streams, including delivery, sales, finance, facilities, HR and IT. And we're holding regular integration summits with our integration management office, and setting clear and disciplined synergy targets. Importantly, both organizations are continuing to take steps to manage their costs as standalone companies, and to prepare for operations post-merger.
We've made substantial progress against our merger timetable, as demonstrated by reaching the key transactional milestone of submitting our SEC filing this week. Another marker of our progress toward the merger is the headway we've made with regulatory authorities across various geographies.
We do not anticipate any issues in securing the necessary clearances. And based on this sustained momentum, we're continuing to target closing the merger on about April 1, 2017.
Just to conclude, before I turn it over to Paul, for FY17, we're continuing to expect GBS revenue to be up, and GIS revenue to be down in low single digits, both on a constant currency basis, and inclusive of the contributions from our UXC and Xchanging acquisitions. As I mentioned previously, this equates to total revenues being up in low double digits on a constant currency basis.
We're also continuing to target non-GAAP EPS of $2.75 to $3. Given the currency headwinds that we're seeing, and our ongoing mitigation of IFRS to US GAAP impacts from our acquisitions, our bias right now would be toward the lower end of that EPS range, but we continue to drive all of our cost actions, and we continue to target our adjusted free cash flow to be 100% plus of adjusted net income. So with that, let me turn it now over to Paul for your comments, and then we'll open it up to questions.

Paul Saleh - CSC - CFO

Thank you, Mike, and greetings, everyone. Let me start by covering some items that are included in our GAAP results.
In the current quarter, we have restructuring costs of $25 million pretax, or $0.13 per diluted share. That relates to cost actions to take advantage of operational efficiencies, following our recent acquisitions. Also, in the current quarter, we have transaction and integration-related costs of $78 million pretax or $0.38 per diluted share.

These costs relate to our merger with the Enterprise Services segment of HPE, as well as our acquisitions of UXC and Xchanging. Excluding the impact of these special items, non-GAAP income from continuing operations before taxes was $102 million, or $0.61 per share. Now, this compares with $95 million or $0.55 per share in the prior year.
Before turning to our second-quarter results, let me touch on new financial presentation terminology. In our second-quarter filing and earnings release, as well as going forward, when discussing GBS or GIS profitability, we will refer to GBS segment operating income, and GIS segment operating income. Now, consolidated segment commercial operating income will refer to the combined profitability of GBS and GIS, and the consolidated segment operating income will refer to that consolidated segment commercial operating income, less corporate OI.
Now let me turn to our second-quarter results. Revenue in the quarter was $1.9 billion, up 10% year-over-year in constant currency. Sequentially, revenue was down less than 1.8% in constant currency, which reflects the typical seasonality of our business.
Now in the second quarter, consolidated segment profitability for GBS and GIS segments was $171 million, after adjusting for special items. Our profit margin on that basis was 9.1%, compared with 9.9% in the prior year. And sequentially, our margin was up 80 basis points.
Consolidated segment operating income was $160 million in the quarter, after adjusting for special items. Profit margin on that basis was 8.6% compared with 8.9% in the prior year, and 7.5% in the prior quarter. Non-GAAP diluted EPS from continuing operations was $0.61 per share, compared with $0.55 in the prior year.
In the quarter, our effective tax rate was 7.8%, reflecting our global mix of income, and the benefits of a discrete tax item related to the timing of tax planning initiatives. For FY17, we continue to expect a tax rate of approximately 20%, which implies a higher tax rate for the remainder of the year, given the lower tax rate in the first half of the year. When you normalize for a tax rate of approximately 20%, our EPS would have been $0.53 in the second quarter.
Bookings in the quarter were $2.5 billion, up year over year and sequentially. Bookings were driven by new work, including our MetLife win. And overall, our book-to-bill in the quarter was 1.3 times.
Our Global Business Services revenue was $1.035 billion in the quarter, up 19.2% year-over-year in constant currency and flat sequentially. Our GBS segment operating income was $105 million in the quarter, adjusted for special items.
Our GBS profit margin on that basis was 10.1%, compared with 12.3% in the prior year. Sequentially, GBS profit margin was down 30 basis points, reflecting the investment we're making in our BPS platform. GBS bookings were $2 billion in the quarter including the MetLife win, for a book-to-bill ratio of 1.9 times.
Turning to Global Infrastructure Services, revenue was $836 million in the quarter, up 1.1% year-over-year in constant currency. Sequentially, revenue was down 3% in constant currency. GIS segment operating income in the quarter, adjusted for special items, was $66 million, and GIS profit margin on that basis was 7.9%, up 50 basis points year over year and up 210 basis points sequentially.
Now, we're continuing to optimize our workforce by moving labor offshore, and rebalancing our labor pyramid. In the last year, we have shifted over 1,500 positions out of high-cost locations. We've also extracted greater efficiencies in our low-cost locations through the increased use of automation.
GIS labor mix stands at 50% in low-cost locations, up from 45% a year ago. And in the same period, the base of our overall labor pyramid has improved by 40 basis points. Bookings for GIS were approximately $450 million in the quarter, for a book-to-bill of 0.5 times, reflecting the inherent lumpiness of this business, and the ongoing shift of this business to an as-a-service model.
Now let me turn to some other financial highlights for the quarter. Adjusted free cash flow in the quarter was $75 million, and that included the impact of an extra payroll cycle. Our CapEx was $176 million in the quarter, or 9.4% of revenue, and we're continuing to focus on reducing our capital intensity, and have a number of initiatives underway to improve our working capital efficiencies, including tighter terms, reducing billing cycle times, and improving collections. During the quarter, CSC returned $20 million to shareholders in the form of dividends and the cash at the end of the quarter was $1.1 billion, and our net debt to total capitalizations ratio was 39.9%.
In closing, let me cover our finance targets for FY17. We continue to target revenue for the fiscal year to be up in the low double digits in constant currency. Our full-year target for non-GAAP EPS from continuing operations remains $2.75 to $3 per share. Given the currency headwinds from a strengthening US dollar against the UK pound and the Euro, our bias at this time would be at the lower end of that range.
Our EPS target continues to assume a tax rate of approximately 20% for the full year and as I mentioned earlier, this implies a higher tax rate of approximately 25% for the second half of the year, given the lower tax rate we reported in the first two quarters. Our adjusted free cash flow target for FY17 remains 100%-plus of adjusted net income. And with that, I will now hand the call back to the operator for the Q&A session.
QUESTION AND ANSWER

Operator

(Operator Instructions)
We'll take our first question from Darrin Peller with Barclays.

Darrin Peller - Barclays Capital - Analyst

Just given some of the noise around UXC and Xchanging, is there any chance you could give us a sense into the pro forma profile of growth, and a sense of, had you owned the two businesses last year? Maybe just an update, Mike on what you -- you've given us some sense in the last couple quarters of the spread between the business you see, that you've been trying to run off or purge versus where the growth initiatives are today.

How big are they? How fast are they growing? On an aggregate basis, maybe I missed that on the call before. Thank you.

Mike Lawrie - CSC - Chairman and CEO

That's fine, Darrin. Paul can give you a little more detail on the growth, but fundamentally UXC is performing pretty much the way we had anticipated it would perform. I'd say from a revenue standpoint, it may be just slightly ahead of what we thought.
Xchanging is also pretty much on the target that we had talked about. We are anticipating some cost synergies from Xchanging as we get back. The issue we've had is the translation of IFRS to GAAP, and that has candidly caused some issues from a profitability standpoint, although it's largely being offset with some additional synergies.
And then, of course as I have mentioned before, with the pound depreciating vis-a-vis the dollar, that has caused some issues as we translate that back. That's what we're sort of recognizing.
In terms of the gap, it is getting harder and harder to distinguish this, because we have almost now fully integrated these businesses, but that gap continues to narrow. I think I talked about this before. This gap used to be hundreds of millions of dollars a quarter, and it's below $100 million. I'd say in the second quarter, it was about similar to what it was in the first quarter. So well below $100 million.
Now, you see that some of these next-generation offerings, like my MyWorkStyle and storage-as-a-service and all that are continuing to increase at pretty good clips, but they are smaller bases that they are working off of. So I'd say we continue to make progress on that.

Darrin Peller - Barclays Capital - Analyst

Just really relative to the $700 million range, I think you had talked about it being in your Investor Day, how big has that gotten now, and how big could that be?

Mike Lawrie - CSC - Chairman and CEO

I had talked about somewhere in the neighborhood of $300 million or $400 million a quarter several years ago when we started out.

Paul Saleh - CSC - CFO

That's right.

Mike Lawrie - CSC - Chairman and CEO

And it's less than $100 million a quarter now. So take that out on a full-year basis, that would be somewhere between -- a gap of $300 million to $400 million. That continues to narrow.
If you look at it from a standpoint now of the acquisitions that we made, that cross-over point has already been achieved. In other words, we are getting now more growth from our next-generation offerings, and two acquisitions that we made. We talk about Xchanging and UXC, but you'd also need to throw the ServiceNow acquisitions that we've made, like Fruition and Aspediens and so on. When you throw that in, that crossover point was achieved towards the end of last quarter and definitely this quarter.

Darrin Peller - Barclays Capital - Analyst

All right. Just quickly before I return to the queue, on the margin side, your investments being made are obviously noted. The margins did improve versus our estimate for the quarter on the GIS side. How long do you think it will take before we see even further margin benefits from some of the investments you made in terms of growth and that passing through to the margin side? Thanks.

Mike Lawrie - CSC - Chairman and CEO

The big benefit that we will continue to see as we go forward is the move of labor to offshore and near shore centers. Paul shared with you the year-over-year basis, and how that has moved. It didn't move that much, frankly, from the first quarter to the second quarter.
We're continuing to make very good progress in our labor pyramid, and this just means we are bringing more and more people in at lower levels of the organization. That continues to drive benefits. We're seeing a lot of improvement from our engineering efforts in GIS.

So we're really beginning to get -- just think of this as analytics and other operational engineering processes and procedures, that we're putting in place. We're beginning to see some benefit of that. And then robotics, which we're really making a fairly reasonable investment in, we're applying that to our BPS platform, and to our insurance business first.
And as a matter of fact when I was over in India a couple weeks ago I had a chance to sit down with that team and review the progress we're making there. And that really looks like over a longer period of time, it doesn't show up in the third quarter, but that is going to help drive margins. And of course once we complete the merger, there's significant opportunities for further improvement post-merger.

Darrin Peller - Barclays Capital - Analyst

Makes sense. Great. Thanks.

Operator

We'll go next to James Friedman with Susquehanna.

James Friedman - Susquehanna Financial Group - Analyst

I just wanted to make sure I heard you right, Paul. So our math is that you grew 9.7% constant currency in the first half of the year. That would imply some top line acceleration. Could you dimensionalize, is that Q3 or Q4? Where should we be landing the accelerated growth?

Paul Saleh - CSC - CFO

I think it would be more the fourth quarter, a little bit in the third, but mostly in the fourth quarter.

James Friedman - Susquehanna Financial Group - Analyst

Got it. And then, since we do have to model on an as-reported basis, how much did the pound impact you in the quarter? Maybe, what should we be thinking in terms of FX impact on the revenue from here?

Paul Saleh - CSC - CFO

I don't have the revenue impact per se. I can give it to you by the time we finish our call, maybe.

Mike Lawrie - CSC - Chairman and CEO

Second quarter was almost an $0.08 impact when you combine the currency, as well as the translation of IFRS to GAAP. So that's $0.08. And that's -- we are anticipating that will continue in the second half of the year. That's why we said our bias right now for full-year EPS is on the lower end of the range, because we don't see that back mitigating, notwithstanding what occurred in the UK today.

James Friedman - Susquehanna Financial Group - Analyst
Got it. My last question, Mike, it sounds like, if I heard you right, you're standing up, meaning you're launching the MetLife contract in the third quarter. Is that -- I was just surprised that a $600 million, $700 million total contract value could launch that quickly. Just, is that where the Company's going, in terms of being able to launch a contract concurrent with their close?

Paul Saleh - CSC - CFO

Yes, there is a closer -- there's a shorter period of time from contract closure to beginning to execute. Not all 7 million policies are going to go live in the third quarter, but as I said, this is one of the reasons why we made the investment that we made in this BPS platform. So as we -- and we're going to continue that investment.
As I said in my commentary, MetLife was a great win, 7 million policies, and we've got a very significant pipeline. Scale really matters here because it allows you to lower the unit costs, which then makes you more competitive. But we see this as a very attractive segment, coupled with our IP, both our software IP and a lot of our highly skilled professionals that we have in this business, makes this an attractive business. Yes, this investment is helping us move from contract signing to beginning to administer some of these policies more quickly.

James Friedman - Susquehanna Financial Group - Analyst

Okay. Thanks for the color.

Paul Saleh - CSC - CFO

You bet.

Operator

We'll go next to Keith Bachman with Bank of Montreal.

Steve Schneiderman - BMO Capital Markets - Analyst

This is Steve Schneiderman, pinch hitting for Keith tonight. Mike, just to start off, can you talk about the pipeline a little bit? You talked on the last call about the strength that we were seeing, particularly when you have MetLife contracts in your pocket ready to go. Now that's signed, can you give a little bit of an update of how you're looking at that, and what book-to-bill probably would have looked like this quarter, without the MetLife deal?

Mike Lawrie - CSC - Chairman and CEO

I think it's a little hard to say what it would look like without MetLife, but obviously, it would have been a little lower. We are seeing some very interesting trends, as we look at our pipeline. We're seeing very significant increase in what I'll call the under-$100 million pipeline.
This has been part of our strategy. As we saw deal sizes getting smaller, and that trend has continued, we're seeing that now show up in our pipeline. For example, our pipeline under $100 million size transactions is up 16%, 17%, 18%, very healthy. And then below $50 million, that pipeline is up almost 20%, and below $5 million, so this is this land and expand, and why I made the commentary this afternoon about these Quick Start service offerings.
You can't afford to have the same sales cycle, and the same delivery cycle for a $5 million deal that you have for a $300 million deal. So these Quick Starts are sort of pre-configured, pre-priced, a bundle of different services that we now have in the marketplace. And the increase we see in these less than $5 million deals, that pipeline is up over 40% year-over-year, so a very substantial increase in those pipelines.
And the whole idea here is you get one of these more bundled, simpler to deliver offering installed, and then that often gives you brand permission to be able to go in with other offerings. That is an absolute part of our strategy. We changed our coverage strategy, and we put more of our sales resources in new logos. You heard me report, we had 161 new logos this quarter, and a lot of these are small transactions, but they can grow over time, and give much more stability to the overall revenue going forward.
So that gives you a color on the pipeline. Now, our large deal pipeline is in pretty good shape, too. We have a lot of large deals we're working on. But you just -- they take much longer and are a little harder to predict, in terms of when they're going to close, and also when they are going to get into revenue recognition mode.

Steve Schneiderman - BMO Capital Markets - Analyst

Okay. Great. Shifting gears to margin. To me, there's two different trends going on. One in GBS, you had the pressure from MetLife getting some investments to stand the business up.
How should we think about acceleration on that moving forward throughout the year? And on GIS, you've been at about 50% low cost labor mix for a few quarters now. I'm wondering how much more juice is there left for the rest of the year, in order to use that lever, in order to get your margins up?

Mike Lawrie - CSC - Chairman and CEO

There is more juice. But what's going on under the covers here, as we introduce more automation, what we are seeing is the need for less people in our low-cost centers. So you got to be careful, and I can't quantify this because I'm just really starting to take a hard look at this.
One measure is gee, you're moving things from point A to point B, that's good. But then in point B, we're actually stabilizing or in some cases reducing the headcount, because of the productivity or operational efficiency gains within that lower cost center. In other words, we're beginning to do more with less. This is a really an important trend.

It's not, again, going to show up in the third quarter or the fourth quarter. But as I look out over the next couple years, and I look out at the merger, this is a very promising area for us to begin to drive productivity improvements in our delivery capacity worldwide. So that's what you're seeing under the covers in GIS.
GBS is a slightly different story. There we are making a pretty substantial investment, it's probably 100-plus basis points in the quarter alone in BPS. That investment is going to continue throughout the year. We've made that decision to make that investment, and that's people, it's process, and it's technology, in order to capture this emerging opportunity we see in the BPS market in the United States.

Steve Schneiderman - BMO Capital Markets - Analyst

Okay. Great. Thank you.
And last one from me. The add-backs both the free cash flow and the EPS moderated a little bit this quarter, but is there any other guidance you can give to how to look at that for the rest of the year? Looking at the difference between the GAAP and the non-GAAP EPS.

Paul Saleh - CSC - CFO

You're going to continue to see, particularly the way it comes to the costs related to the HPES merger, costs to be in the same line as what you've seen in the second quarter in the $75 million range.

Steve Schneiderman - BMO Capital Markets - Analyst

And the restructuring will probably around the same $25 million?

Paul Saleh - CSC - CFO

I think it's going to be very --

Mike Lawrie - CSC - Chairman and CEO

We may actually do a little more restructuring as we exit the third and the fourth quarter, in preparation for the merger. As I said in my commentary, we are not waiting for the merger to take place, to position the business. So both companies, both HPE ES as well as CSC, have identified areas where we can make improvements, and we're making those improvements as we go throughout the year. You may very well see CSC on a standalone basis take some additional actions, as we get into the fourth quarter.

Steve Schneiderman - BMO Capital Markets - Analyst

Okay. Thanks, gentlemen. I'll cede the floor.

Paul Saleh - CSC - CFO

I want to take this opportunity just to answer the question that James had, about how much was the impact of the UK pound in the quarter. When I look at it, it was about $65 million to $70 million on the top line.

Operator

We'll take our next question from Brian --

Mike Lawrie - CSC - Chairman and CEO

He isn't on the phone, but we appreciate that answer.

Operator

Brian Essex with Morgan Stanley.

Brian Essex - Morgan Stanley - Analyst

I was wondering if you might be able to talk a little bit about how you view the composition of the business, as you fold in Xchanging and UXC, and maybe other acquisitions like Fruition. Primarily from a vertical perspective, as you build domain expertise in insurance and healthcare and other verticals, what are the primary verticals, and can you offer maybe a ballpark split of what the revenue composition per vertical would be?

Mike Lawrie - CSC - Chairman and CEO

I can't give you the vertical split. The UXC acquisition is largely, think of it as around GBS. Now, within this new digital applications business unit we talked about today, most of it is centered there. Most of it is centered around our Oracle practice, our Microsoft practice, our SAP practice, and what's known as UXC Keystone, which is a ServiceNow practice.
Now, those practices -- so Oracle, SAP, ServiceNow, Microsoft, they really are across almost all the verticals. We're seeing really good take-up. I think I mentioned in my commentary just a couple minutes ago, a major win we had in a pharmaceutical company in France. I think that's life science in our healthcare vertical.
We're seeing that really across the board. UXC and those offerings are applying across all the verticals. Xchanging, on the other hand is obviously much more focused on the insurance space, both the property and casualty BPS segment in the UK, and then Xuber.
We are starting to see Xuber apply to some other verticals outside of insurance. For example, the healthcare industry. We're seeing some growth in our pipeline and opportunities there.
And then Fixnetix is largely in our banking segment, and as you know that's our low latency managed service platform for capital markets clients. We're seeing a good pipeline there, and we've got one closed this quarter. These are fairly lengthy sales cycles.
And what happens is, you penetrate one of these large capital market players successfully, it really does give you an opportunity to then expand the Fixnetix platform into other trading areas, of some of these large capital market players. And that is -- although we report that through GIS, it's largely a banking/capital markets vertical. So that gives you a little flavor of how those acquisitions play out by vertical.

Brian Essex - Morgan Stanley - Analyst

Got it. Maybe as a follow-up, spending ahead of MetLife, as we look at margin expansion through the rest of the year, what kind of impact is implementation of that deal going to have on the financials?

Mike Lawrie - CSC - Chairman and CEO

I don't think it's going to have much margin expansion, again because of the continuation of the investment. I think these contracts are long-term contracts, so these contracts, some of them are 10 years plus. That expansion will come later once that platform is fully operational, installed, and I want to highlight this robotics, because we're seeing some really encouraging signs with what we're doing with robotics.
And robotics as you know is just -- it's software. You're taking a work flow. You're taking a business process, and you are developing software that automates that work flow process. But where the real benefit is -- and I was in India.
I walked into the room and there was a screen, and I was looking at 8 or 10 processes being monitored on one screen by one person, as opposed to having multiple people in multiple rooms looking at multiple processes. You expand that out across all the work flows and business processes associated with these large BPS deals, or other Xchanging deals, you can begin to see the impact that robotics can have from a productivity standpoint.
By the way, these robotics applications run 24 hours a day. They execute the process exactly the same way, every time. I really, as I look out five years from now, I think this is going to -- one of the game changers in how services will be delivered. So we're encouraged by that.

Neil De Silva - CSC - Head of GM&A and IR

And operator, why don't we do one last call? Thank you. One last question, pardon me.

Operator

We'll go to James Schneider with Goldman Sachs.

James Schneider - Goldman Sachs - Analyst

I was wondering if you could maybe talk a little bit about the PwC deal? What are the restrictions on that in terms of where PwC's business offerings or technical offerings specifically end, and where yours begin? And any division of labor between those two? And maybe talk about what you expect that could mean in terms of size of revenue, in terms of incremental for you over time.

Mike Lawrie - CSC - Chairman and CEO

Yes. It's hard to gauge over time what it will be, but we consider this to be a really important alliance. It's a non-exclusive alliance. That's point one.
And what we are doing, it's a very simple concept. PwC has technology practices and other advisory practices around the world and by industry vertical, and they have -- in all candor, they have better access to the C suite, in many instances than CSC has. So what we are doing is, we are partnering with them to be able to participate in those discussions, and in those dialogues at the C suite, primarily around digital transformations.
This isn't about an outsourcing deal or IPO, this is about corporations that are making their own digital transformation journeys. This is fairly complex stuff. It looks like it's going to have major impact in business models. So we will participate with PwC in, think of it as consulting engagements.
And then where CSC comes in is our offerings. Our offerings then will be part of that go-to-market motion with PwC. So if we're doing a consulting engagement on a conversion of applications to cloud, just making this up as an example, what we would participate with that consulting engagement, but then also have the apps modernization offering that would be part of that equation.
So what we're doing is creating an end-to-end value proposition, where you can go in from a consulting standpoint, and help clients plan and understand, and then CSC comes in with its offerings, that can drive additional expertise, along with our alliance partners, around the offerings that we have in the marketplace, and then the actual transformation work and delivery of those services. So it really helps us fill out the end-to-end value proposition that we bring to our clients and we're leveraging each -- leveraging their expertise, and they're leveraging our expertise, in an effort to meet what is increasingly significant demand around digital transformations.

James Schneider - Goldman Sachs - Analyst

That's helpful. Thanks. And then just as a quick follow-up, regarding the headcount transformation, can you maybe give us an update as you look maybe two years out in time, where you think we're going to be, in terms of the ratios of headcount moving to the low-cost geographies? And then today give us a sense about where the split lies of those low-cost geographies, how much in low-cost places in the US versus India.

Mike Lawrie - CSC - Chairman and CEO

I would say probably in our planning, and again, this is a planning number, I'd say somewhere in the neighborhood of 65%, to maybe in some areas 75%. Where we plan to be towards the end of this year is in the 50% to 55% range. So that gives you the bid/ask spread here on that. Again, those numbers may shift a little bit, because of the productivity impact we're seeing in those low-cost locations.
Not all of this will be in India. Some of it will be in India. But we have a lot of capability in other delivery centers like Malaysia, Kuala Lumpur, Vietnam, centers in Eastern Europe. As you know, we announced a major new center in Puerto Rico, to do a lot of our ITAR compliant work there.
And we also have some lower-cost locations in the US. Before we split NPS off we used Louisiana, but we have some other places that we're beginning to pilot and look as well. And then the other thing that we're doing more of is, we're landing more resource from these low-cost centers into the United States, where we have the requirement for a higher touch approach.
So for example, a lot of these digital transformations, that requires more high touch, and we're using more landed resources to drive that. So hopefully that gives you a flavor of where we are, and where we're anticipating going over the next couple of years.

James Schneider - Goldman Sachs - Analyst

Thank you.

Neil De Silva - CSC - Head of GM&A and IR

Thank you, everyone, for joining us for our second quarter call. For those of you who will be wanting to follow up on the Q&A call with Paul Saleh and myself, that begins at 6:30 PM. If you go to CSC.com/investorrelations, you will see the dial-in information there. Thank you again.

Operator

Ladies and gentlemen, that does conclude today's conference call. Thank you for your participation.